Exhibit 10.6

October 31, 2014
Rick D. Hess
Analog Devices, Inc.
2 Elizabeth Drive
Chelmsford, MA 01824
Dear Rick:
    In connection with your promotion effective November 2, 2014, Analog Devices, Inc. (“Analog”) wishes to extend to you certain cash severance protections that are comparable in amount to those in place for its other executive officers. The new protections take into account your current protections under your employment agreement with Analog as amended through June 9, 2014 and assigned to Analog by Hittite Microwave Corporation and your welcome letter dated July 23, 2014 (collectively, the “Employment Agreement”). By signing this amendment (the “Fifth Amendment”), you agree to the modifications to the Employment Agreement set forth below. Except as set forth below or other separately communicated changes in connection with your promotion, the terms of your Employment Agreement remain in full force and effect.

1.    Addition of Certain Change in Control Benefits. Under this Fifth Amendment, you will be entitled to additional severance benefits (“Supplemental Severance”) if your employment ends for a Good Reason (as defined in and governed by the Employment Agreement) or another Involuntary Termination (as defined in the Employment Agreement and excluding death and disability) on or before the date 24 months (the “CIC Coverage Period”) following the closing of a Change in Control (a “Qualifying Termination”). In addition, your equity compensation from Analog will be treated in a similar manner as that for other senior executive officers (with double-trigger acceleration after a change in control as defined in the documents governing such equity compensation). The Supplemental Severance is in addition to any other severance to which you may be entitled under the Employment Agreement.
A “Change in Control” for this Fifth Amendment will use the same definition as in the Employment Agreement, except that (x) the “Company” will be Analog, (y) the triggers in clauses (b) (re merger) and (c) (re sale of assets) in such definition will occur in connection with the closing of those transactions rather than shareholder approval, and (z) if and to the extent required for Code Section 409A, the Change in Control must also be a change in control event as set forth in Treas. Reg. § 1.409A‑3(i)(5). For the avoidance of doubt, your simply quitting during the CiC Coverage Period without a Qualifying Termination will entitle you to the severance under the Employment Agreement (if after July 23, 2016) but not to the Supplemental Severance.
2.    Specifics of the Supplemental Severance. If a Qualifying Termination occurs during the Term (as defined below), you will, in addition, to any severance to which you might be entitled under the Employment Agreement before this amendment, receive as Supplemental Severance:
(a)    a lump sum payment in an amount equal to the excess, if any, of (x) 299% of the higher of (i) your annual base salary in effect on the effective date of the Qualifying Termination or (ii) your annual base salary in effect immediately prior to the Change in Control over (y) the severance component in Section 10(a)(i) of the Employment Agreement (as amended by the second amendment to such agreement, “Amended Section 10(a)”),
(b)    a lump sum payment of the excess, if any, of (x) 299% of the aggregate cash bonuses paid or awarded to you in respect of the four fiscal quarters preceding the effective date of the Qualifying Termination over (y) the severance component in lieu of a bonus that is described in Amended Section 10(a)(ii)(B);
(c)    payment by Analog of all legal fees and expenses (excluding any taxes) incurred by you as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Fifth Amendment or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) to any payment or benefit provided hereunder); and
(d)    in lieu of the Continuation Benefits in the Employment Agreement (and if and to the extent permitted by applicable law without the imposition of penalties on you or Analog), Analog’s arranging to provide you for 24 months with life, disability, dental, accident and group health insurance benefits substantially similar to those which you were receiving immediately prior to the effective date of the Qualifying Termination. Notwithstanding the foregoing, Analog will not provide any benefit otherwise receivable by you pursuant to this paragraph 2(d) if an equivalent benefit is actually received by you during the 24 month period following your termination, and you must report any such benefit actually received to Analog.
The Supplemental Severance is subject to the release requirements of the Employment Agreement, with payment to be made or, for installments, begin on the timing specified in the Employment Agreement.
3.    Term. As with the other executives, the additional protection provided by this Fifth Amendment will remain in place through September 30, 2015 (the “Term”); provided, however, that commencing on September 30, 2015 and each September 30 thereafter, the Term will be automatically extended for one additional year unless, not later than June 30 of such year, Analog gives you written notice that the Term will not be extended; and provided further that, if a Change in Control has occurred during the original or extended Term, the Fifth Amendment and the Term will continue in effect for a period of not less than 24 months beyond the month in which such Change in Control occurred.

Sincerely,
ANALOG DEVICES, INC.

By: /s/ Vincent T. Roche
Name: Vincent T. Roche
Title: President and Chief Executive Officer

I have carefully read this amendment, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign my name of my own free act.

/s/ Rick D. Hess             Date: October 20, 2014
Rick D. Hess

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